Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2011 REVENUES OF $45.1 MILLION, PRE-TAX INCOME OF $18.9 MILLION AND DILUTED EPS OF $0.29

Company Announces Increase of Regular Quarterly Dividend to $0.11 per Share, up from $0.09

Fourth Quarter Financial Highlights*

•	Revenues of $45.1 million, up 16.9%

•	Expenses of $26.3 million, up 8.7%, including one-time charges of $1.5 million

•	Pre-tax income of $18.9 million, up 30.6%

•	Pre-tax margin of 41.8%, up from 37.4%

•	EBITDA of $20.7 million, up 29.1%

•	Net income of $11.5 million, up 29.0%

*All comparisons versus fourth quarter 2010.

Full Year 2011 Financial Highlights**

•	Record revenues of $181.1 million, up 23.8%

•	Record pre-tax income of $78.7 million, up 54.7%

•	Record pre-tax margin of 43.5%, up from 34.8%

•	Record EBITDA of $85.6 million, up 49.2%

•	Net income of $47.7 million, up 51.8%

**All comparisons versus full year 2010.

NEW YORK, February 1, 2012 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the fourth quarter and full year ended December 31, 2011.

“We closed the year on a strong note and are pleased to report record revenues, pre-tax income and pre-tax margins for the full year of 2011,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “Our estimated U.S. high grade market share continued to progress higher throughout 2011, culminating in a record 12.2% in the fourth quarter. We believe that the ongoing changes to global market structure, driven in part by regulatory reform, will continue to favor e-trading in the cash and derivative credit markets.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2011 increased 16.9% to $45.1 million, compared to $38.6 million for the fourth quarter of 2010. Pre-tax income was $18.9 million, compared to $14.4 million for the fourth quarter of 2010, an increase of 30.6%. Pre-tax margin was 41.8%, compared to 37.4% for the fourth quarter of 2010. Net income totaled $11.5 million, or $0.29 per share on a diluted basis, compared to $8.9 million, or $0.23 per share on a diluted basis, for the fourth quarter of 2010.

Commission revenue for the fourth quarter of 2011 totaled $38.8 million on total trading volume of $125.2 billion, compared to $32.3 million in commission revenue on total trading volume of $104.3 billion for the fourth quarter of 2010. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 12.2%, compared to an estimated 9.6% for the fourth quarter of 2010.

All other revenue, which consists of technology products and services, information and user access fees, investment income and other revenue, increased slightly to $6.4 million, compared to $6.3 million for the fourth quarter of 2010.

Total expenses for the fourth quarter of 2011 increased 8.7% to $26.3 million, compared to $24.2 million for the fourth quarter of 2010. The increase in expenses during the fourth quarter of 2011 was primarily due to a 100% reserve against accounts receivable due from MF Global Inc. and a write-off of a minority investment. These two charges totaled $1.5 million, or $0.02 per share, in the aggregate.

The effective tax rate for the fourth quarter of 2011 was 38.8%, compared to 38.1% for the fourth quarter of 2010.

Employee headcount as of December 31, 2011 was 232, compared to 227 as of December 31, 2010.

Full Year 2011 Results

Total revenues for the year ended December 31, 2011 increased 23.8% to a record $181.1 million, compared to $146.2 million for 2010. Pre-tax income was a record $78.7 million, compared to $50.9 million for 2010, an increase of 54.7%. Pre-tax margin was 43.5%, compared to 34.8% for 2010. Net income totaled $47.7 million, or $1.20 per share on a diluted basis, compared to $31.4 million, or $0.80 per share on a diluted basis, for 2010.

Commission revenue for the year ended December 31, 2011 increased 27.2% to $155.4 million, compared to $122.2 million for 2010. Variable transaction fees increased 27.3% to $91.7 million on total trading volume of $525.0 billion, compared to variable transaction fees of $72.0 million on total trading volume of $402.3 billion for 2010.

All other revenue increased 6.7% to $25.7 million, compared to $24.0 million for 2010. The increase was primarily due to higher technology integration consulting services and bulk data sales.

Total expenses for the year ended December 31, 2011 increased 7.4% to $102.4 million, compared to $95.3 million for 2010. The increase was primarily due to higher employee compensation and benefits expense of $2.3 million, marketing and advertising expense of $1.8 million, and professional and consulting fees of $1.6 million. Capital spending for the year ended December 31, 2011 was $7.2 million.

The effective tax rate for 2011 was 39.4%, compared to 38.3% for 2010.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.11 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock, to be paid on March 1, 2012 to stockholders of record as of the close of business on February 16, 2012. This represents an increase in the quarterly cash dividend of $0.02 per share.

Share Repurchase Program Update

In October 2011, the Company’s board of directors approved a $35 million share repurchase program. A total of 237,998 shares were repurchased in the fourth quarter of 2011 at a cost of $6.9 million.

Balance Sheet Data

As of December 31, 2011, total assets were $349.5 million and included $247.7 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of December 31, 2011 was $312.4 million.

Guidance for 2012

The Company expects total expenses for 2012 to be in the range of $107.0 million to $112.0 million and its full year 2012 capital spending to be in the range of $8.0 million to $11.0 million. The Company also anticipates that the overall effective tax rate for 2012 will be between 39% and 41%.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.

Webcast and Conference Call Information

Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on February 1, 2012, at 10:00 a.m. Eastern time. To access the conference call, please dial 866-700-7441 (U.S.) or 617-213-8839 (international). The passcode for all callers is 47254237. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 76245570. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 850 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 87 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

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Media and Investor Relations Contacts:

Tony DeLise MarketAxess Holdings Inc. +1-212-813-6017	William McBride William McBride & Associates +1-917-239-6726

Florencia Panizza MarketAxess Holdings Inc. +1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$27,706	$22,234	$108,931	$83,796
Eurobond	4,133	4,420	17,799	18,656
Other	6,922	5,607	28,714	19,728

Total commissions	38,761	32,261	155,444	122,180
Technology products and services	3,439	3,778	14,310	13,648
Information and user access fees	1,960	1,722	7,199	6,681
Investment income	317	285	1,229	1,192
Other	658	559	2,917	2,527

Total revenues	45,135	38,605	181,099	146,228

Expenses
Employee compensation and benefits	13,707	13,998	58,786	56,446
Depreciation and amortization	1,793	1,552	6,781	6,350
Technology and communications	2,916	2,669	10,912	9,982
Professional and consulting fees	2,354	2,134	10,138	8,503
Occupancy	726	646	2,921	2,997
Marketing and advertising	1,380	1,009	4,882	3,075
General and administrative	3,393	2,152	7,946	7,965

Total expenses	26,269	24,160	102,366	95,318

Income before taxes	18,866	14,445	78,733	50,910
Provision for income taxes	7,323	5,498	31,029	19,482

Net income	$11,543	$8,947	$47,704	$31,428

Per Share Data:
Earnings per share:
Basic	$0.31	$0.25	$1.29	$0.86
Diluted	$0.29	$0.23	$1.20	$0.80

Cash dividends declared per common share	$0.09	$0.07	$0.36	$0.28

Weighted-average common shares:
Basic	37,629	32,334	37,006	33,159
Diluted	39,814	38,642	39,608	39,051

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	September 30,	September 30,
	December 31, 2011	December 31, 2010
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$169,620	$124,994
Securities available-for-sale	78,110	72,552
Accounts receivable, net	36,170	25,682
All other assets	65,558	76,293

Total assets	$349,458	$299,521

Liabilities and Stockholders’ Equity

Total liabilities	$37,019	$34,730
Series B Preferred Stock	—	30,315
Total stockholders’ equity	312,439	234,476

Total liabilities and stockholders’ equity	$349,458	$299,521

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	($ in thousands)
	(unaudited)

Net income	$11,543	$8,947	$47,704	$31,428

Add back:
Interest expense	13	18	58	78

Provision for income taxes	7,323	5,498	31,029	19,482

Depreciation and amortization	1,793	1,552	6,781	6,350

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$20,672	$16,015	$85,572	$57,338

MarketAxess Holdings Inc.

Volume Statistics

	September 30,	September 30,	September 30,	September 30,
	Total Trading Volume
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In millions)
	(unaudited)
U.S. high-grade - multi dealer [1]
fixed-rate	$73,181	$61,982	$311,758	$235,698
floating-rate	2,278	1,346	11,802	7,698
Eurobond	8,042	10,780	36,933	50,251
Other[1]	41,699	30,215	164,514	108,610

Total	$125,200	$104,323	$525,007	$402,257

	September 30,	September 30,	September 30,	September 30,
	Average Daily Volume
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In millions)
	(unaudited)

U.S. high-grade[1]	$1,237	$1,021	$1,294	$974
Eurobond	128	168	147	199
Other[1]	684	487	658	434

Total	$2,049	$1,676	$2,099	$1,607

Number of U.S. Trading Days [2]	61	62	250	250

Number of U.K. Trading Days [3]	63	64	251	253

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

3	The number of U.K. trading days is based on the U.K. Bank holiday schedule.